Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Dreyfus Funds, Inc.:

We consent to the use of our reports, dated February 25, 2011, for Dreyfus Mid-Cap Growth Fund and Dreyfus Equity Growth Fund, each a series of Dreyfus Funds, Inc., incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP/s/

New York, New York
April 25, 2011